Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Registration Statement of Inhibikase Therapeutics, Inc. on Form S-1 of our report, which includes an explanatory paragraph related to Inhibikase Therapeutics, Inc.’s ability to continue as a going concern, dated March 31, 2021, on our audits of the financial statements of Inhibikase Therapeutics, Inc. as of December 31, 2020 and 2019 and for the years then ended. We also consent to the reference to our firm under the heading “Experts”.

/s/ CohnReznick LLP

Holmdel, New Jersey

June 11, 2021